Exhibit 99.1
FOR IMMEDIATE RELEASE

April 29, 2024

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports First Quarter 2024 Operating Results

DALLAS, TEXAS, April 29, 2024 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $180.6 million for the quarter ended March 31, 2024. In comparison, for the quarters ended December 31, 2023 and March 31, 2023, the Bank reported net income of $212.4 million and $174.7 million, respectively.

Total assets at March 31, 2024 were $125.1 billion, compared with $128.3 billion at December 31, 2023. Average total assets decreased from $134.5 billion for the three months ended March 31, 2023 to $125.6 billion for the corresponding period in 2024. The $3.2 billion decrease in total assets during the first quarter of 2024 was primarily attributable to a decrease in the Bank's advances ($10.9 billion), partially offset by increases in the Bank's short-term liquidity holdings ($7.1 billion), long-term investments ($0.5 billion) and mortgage loans held for portfolio ($0.1 billion).

Advances totaled $69.1 billion at March 31, 2024, compared with $80.0 billion at December 31, 2023. The Bank's mortgage loans held for portfolio totaled $5.2 billion at March 31, 2024, as compared to $5.1 billion at December 31, 2023.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $0.2 billion and $0.3 billion at March 31, 2024 and December 31, 2023, respectively. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $18.3 billion at March 31, 2024, as compared to $17.7 billion at December 31, 2023. At March 31, 2024 and December 31, 2023, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At March 31, 2024 and December 31, 2023, the Bank's short-term liquidity holdings totaled $31.7 billion and $24.6 billion, respectively.

The Bank's retained earnings increased to $2.513 billion at March 31, 2024 from $2.413 billion at December 31, 2023. On March 27, 2024, a dividend of $80.7 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the three months ended March 31, 2024 (and, for comparative purposes, as of December 31, 2023 and for the quarters ended December 31, 2023 and March 31, 2023) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended March 31, 2024 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced funding solutions, liquidity, and other credit products to approximately 800 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter Ended March 31, 2024
(Unaudited, in thousands)

	March 31, 2024	December 31, 2023
Selected Statement of Condition Data:

Assets
Investments (1)	$50,283,307	$42,631,192
Advances	69,089,394	79,951,855
Mortgage loans held for portfolio, net	5,235,701	5,088,642
Cash and other assets	530,216	592,923
Total assets	$125,138,618	$128,264,612

Liabilities
Consolidated obligations
Discount notes	$14,464,671	$8,598,022
Bonds	100,725,004	109,536,207
Total consolidated obligations	115,189,675	118,134,229
Mandatorily redeemable capital stock	453	506
Other liabilities	2,830,177	2,870,657
Total liabilities	118,020,305	121,005,392
Capital
Capital stock — putable	4,367,775	4,737,388
Retained earnings	2,512,859	2,412,983
Total accumulated other comprehensive income	237,679	108,849
Total capital	7,118,313	7,259,220
Total liabilities and capital	$125,138,618	$128,264,612

Total regulatory capital (2)	$6,881,087	$7,150,877

	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Selected Statement of Income Data:
Net interest income (3)	$223,498	$251,393	$196,124
Other income	10,465	20,232	37,609
Other expense	33,306	35,611	39,644
AHP assessment	20,069	23,603	19,422
Net income	$180,588	$212,411	$174,667

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of March 31, 2024 and December 31, 2023, total regulatory capital represented 5.50 percent and 5.58 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision (reversal) for loan losses.

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